EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-278941) on Form S-8 of West Bancorporation, Inc. of our report dated June 26, 2024, relating to our audit of the financial statement of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan, as of December 31, 2023, which appears in this Annual Report on Form 11-K of West Bancorporation, Inc. Employee Savings and Stock Ownership Plan for the year ended December 31, 2024.

/s/ RSM US LLP

Blue Bell, Pennsylvania
June 26, 2025